Nu Horizons Editorial Contact:
Kurt Freudenberg
+ 1 631-396-5000
kurt.freudenberg@nuhorizons.com

For Immediate Release

Nu Horizons Electronics Announces Acquisition of Denmark-based Electronics Components Distributor

Acquisition of C-88 AS strengthens Nu Horizons’ presence in the high-growth European market.

Melville, NY — September 9, 2008 — Nu Horizons Electronics Corp. (NASDAQ:NUHC), a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions, today announced the acquisition of C-88 AS, a franchised distributor of electronic components based in Hoersholm, Denmark.

Pursuant to the terms of the purchase agreement, Nu Horizons paid $3.5 million in cash. The purchase agreement also provides for potential additional payments to the seller from a minimum $500,000 up to a maximum $3.5 million. The payment of any amounts in excess of the $500,000 minimum is contingent upon the attainment of certain earnings milestones by C-88 AS during the three-year period ending August 31, 2011.

C-88 AS had approximately $18 million in sales for the twelve month period ended April 30, 2008, and is expected to be accretive to Nu Horizons’ current fiscal year net income.

Arthur Nadata, chairman and CEO of Nu Horizons stated, “We are very pleased with this acquisition and expect that our partnership with C-88 will further enhance our global selling and support capabilities and position us for further growth within Europe. We believe that C-88’s strong design-in capabilities and customer presence compliment Nu Horizons’ business strategy and enable us to enter the important Nordic marketplace.”

“Since our acquisition of DT Electronics in the UK just over two years ago, we have strategically expanded our geographic coverage into Germany, Austria, Poland, Hungary and the Czech Republic. As a result, Nu Horizons has achieved significantly increased sales in the European market, which represents a major growth opportunity for us. C-88’s limited line card, focus on design-in products and strong customer relationships are expected to enhance our market position in Europe and further establish us as a leader in distribution of high technology components and solutions throughout Europe,” he said.

Since their establishment in 1976, C-88 AS has been servicing the Nordic electronics market, representing leading manufacturers of advanced semiconductors and embedded solutions. C-88 AS is focused on fast growing markets and uses a highly technical design-in sales approach. Their product offering is focused on both analog and digital offerings including: processors, communication, memory and programmable logic, power, mixed signal, display and RF. Their customers include those in the communications, industrial and consumer industries. CS-88 AS has sales coverage in Denmark and Sweden, with plans to expand into Norway and Finland in the near term.

Soeren Manicus, managing director for C-88 concluded, “All of us at C-88 are excited to join the Nu Horizons family. Nu Horizons is a global design-in distributor with a strong focused line card that matches C-88 perfectly. We believe the combination of our sales and engineering teams will bring a new level of service and support to our loyal customer base, who will greatly benefit from Nu Horizons global infrastructure, expanded product offerings and world-class logistics capabilities.”

About C-88 AS
C-88 AS is a leading Stocking REP on Semiconductors and Embedded solutions with a high level technical market approach. C-88 supports original equipment manufacturers (OEM’s) and electronic manufacturing services providers (EMS) in the Nordic market. C-88 is as a preferred partner on new technologies to many OEM’s and a preferred supplier with high level of commercial focus to several EMS’s.

The company is headquartered in Hoersholm, Denmark, and has branch offices in Silkeborg, Denmark, and Södertälje (South Stockholm), Sweden. C-88 partners with a limited amount of suppliers to obtain the niche and technically driven market approach. More information on C-88 is available at http://www.c88.com/.

About Nu Horizons Electronics Corp.
Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and electronic manufacturing services providers (EMS). With sales facilities in 52 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com.

Cautionary Statement Regarding Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this news release are forward looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the Company’s products, the competitive environment within the electronics industry, the ability of Nu Horizons to integrate C-88 AS’ operations, the ability of the Company to continue to expand its operations, the level of costs incurred in connection with the Company’s expansion efforts, the financial strength of the Company’s customers and suppliers and risks related to the pending Vitesse-related SEC and related internal investigations. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Such statements reflect our current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons’ financial condition, results of operations, growth strategy and liquidity. The Company does not undertake any obligation to update its forward-looking statements.

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